PROSPECTUS SUPPLEMENT
(To Prospectus Dated August 31, 2007)

Filed Pursuant to Rule 424(b)(3)

Registration File No. 333-145837

7,440,141 Shares

Common Stock

This Prospectus Supplement No. 5 supplements our Prospectus dated August 31, 2007 (which was contained in our Registration Statement on Form S-1 (File No. 333-145837)) with the following attached documents:

A	Current Report on Form 8-K dated December 5, 2007;
B	Current Report on Form 8-K dated January 15, 2008.

The attached information modifies and supersedes, in part, the information in the Prospectus.  This Prospectus Supplement No. 5 should be read in conjunction with the Prospectus, as previously supplemented, which is required to be delivered with this Prospectus Supplement.

Our common stock is quoted on the OTC Bulletin Board under the symbol “CRDT.”  On January 15, 2008 the last reported sale price of our common stock on the OTC Bulletin Board was $0.25 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 7 of our Annual Report on Form 10-K for the year ended December 31, 2006, which is incorporated by reference into the Prospectus, before deciding to invest in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 5 is January 23, 2008

INDEX TO FILINGS

Annex
Current Report on Form 8-K dated December 5, 2007	A
Current Report on Form 8-K dated January 15, 2008	B

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ANNEX A

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 5, 2007

CRDENTIA CORP.

(Exact name of registrant as specified in its charter)

Delaware	000-31152	76-0585701
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

5001 LBJ Freeway, Suite 850
Dallas, Texas 75244

(Address of Principal Executive Offices) (Zip Code)

(972) 850-0780

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

As previously reported on Current Reports on Form 8-K filed on October 29, 2007 and November 15, 2007, on October 26, 2007, Crdentia Corp. (the “Company”) completed an initial closing on a Securities Purchase Agreement (the “Purchase Agreement”) with certain investors for the private placement of 15,666,667 shares of common stock at a price of $0.30 per share and warrants to purchase up to 7,833,333 shares of common stock, for aggregate proceeds of $4,700,000. On November 13, 2007, the Company completed a second closing of the Purchase Agreement with certain investors for the private placement of 3,500,000 shares of common stock at a price of $0.30 per share and warrants to purchase up to 1,750,000 shares of common stock for aggregate proceeds of $1,050,000 (collectively with the October 26, 2007 first closing of the Purchase Agreement, the “Private Placement”).  The Company also entered into a Registration Rights Agreement with the investors in the Private Placement, pursuant to which the Company agreed to cause a resale registration statement covering the shares sold pursuant to the Purchase Agreement and the shares issuable upon exercise of the warrants to be filed within 30 days of the closing date of the Private Placement.

On December 5, 2007, the Company and a majority of the holders of the common stock issued in the Private Placement, including C. Fred Toney, MedCap Partners LP, MedCap Master Fund LP and FatBoy Capital, L.P., entered into an Amendment to Registration Rights Agreement (the “Amendment”), effective as of November 30, 2007, pursuant to which the Company is no longer required to register the shares issuable upon exercise of the warrants issued in the Private Placement.  In addition, on December 5, 2007, C. Fred Toney, MedCap Partners LP, MedCap Master Fund LP and FatBoy Capital, L.P. entered into a Waiver of Registration Rights (the “Waiver”), effective as of November 30, 2007, waiving certain of their rights to register all of the shares of common stock acquired by them in the Private Placement.

C. Fred Toney, the Chairman of the Company’s board of directors, is the managing member of MedCap Management and Research LLC, the general partner of MedCap Partners LP and MedCap Master Fund LP.  Mr. Toney, individually and through affiliated entities, invested $1,850,000 in the Private Placement, for a total of 6,166,667 shares of common stock and warrants to purchase 3,083,333 shares of common stock. Mr. Toney abstained from the board of directors’ vote in favor of the Private Placement.

The foregoing descriptions of the Amendment and Waiver do not purport to be complete and are qualified in their entirety by the Amendment to Registration Rights Agreement and the Waiver of Registration Rights filed as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01   Financial Statements and Exhibits

(d)  Exhibits

Exhibit	Description
10.1	Amendment to Registration Rights Agreement, by and between the Company and the investors identified on the signature pages thereto, dated as of November 30, 2007.
10.2	Waiver of Registration Rights, by and between the Company and the investors identified on the signature pages thereto, dated as of November 30, 2007

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SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRDENTIA CORP.

December 7, 2007	By:	/s/ James J. TerBeest
James J. TerBeest
Chief Financial Officer

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EXHIBIT INDEX

Exhibit	Description
10.1	Amendment to Registration Rights Agreement, by and between the Company and the investors identified on the signature pages thereto, dated as of November 30, 2007.
10.2	Waiver of Registration Rights, by and between the Company and the investors identified on the signature pages thereto, dated as of November 30, 2007

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Exhibit 10.1

AMENDMENT TO REGISTRATION RIGHTS AGREEMENT

Crdentia Corp.

This Amendment to Registration Rights Agreement (this “Amendment”), effective as of November 30, 2007, is made by and among Crdentia Corp., a Delaware corporation (the “Company”), and the several holders signatory hereto (each, a “Holder” and collectively, the “Holders”), with reference to the following facts:

WHEREAS, the Company and the Holders are parties to that certain Registration Rights Agreement dated as of October 26, 2007 (the “Agreement”);

WHEREAS, the Holders hold a majority in interest of the currently outstanding Registrable Securities;

WHEREAS, pursuant to Section 6(d) of the Agreement, and in order to increase the likelihood that the Securities and Exchange Commission will permit the registration of the remaining Registrable Securities on a resale registration statement pursuant to Rule 415 under the Securities Act of 1933, as amended, the parties desire to amend the Agreement to eliminate the requirement that the Company file a Registration Statement covering the Warrant Shares;  and

WHEREAS, the parties desire to clarify the definition of Closing Date in the Agreement.

NOW, THEREFORE, the parties agree as follows:

1.                                       Amendment of Section 1 Definitions.

(a)           The following definition is hereby added to Section 1 of the Agreement:

“Closing Date” means the date of the final Closing under the Purchase Agreement, or November 12, 2007.

(b)           The definition of Registrable Securities is hereby replaced in its entirety by the following:

“Registrable Securities” means: (i) the Shares and (ii) any securities issued or issuable upon any stock split, dividend or other distribution, recapitalization or similar event, or any exercise price adjustment with respect to any of the securities referenced in (i) above.

2.             Amendment of Section 2.  The following sentence is hereby deleted in its entirety from Section 2(a):

“The initial Registration Statement shall cover all of the Shares and Warrant Shares.”

3.             Execution and Counterparts.  This Amendment may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to

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the other party, it being understood that both parties need not sign the same counterpart.  In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

4.             Definitions.  Capitalized terms used and not otherwise defined herein shall have the respective meanings set forth in the Agreement.

5.             Governing Law.  All questions concerning the construction, validity, enforcement and interpretation of this Amendment shall be determined in accordance with the provisions of the Agreement.

6.             Successors and Assigns. This Amendment shall inure to the benefit of and be binding upon the successors and permitted assigns of each of the parties.

7.             Headings.  The headings in this Amendment are for convenience only, do not constitute a part of this Amendment, and shall not be deemed to limit or affect any of the provisions hereof.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first written above.

CRDENTIA CORP.

By:	/s/ John Kaiser
Name: John Kaiser
Title: Chief Executive Officer

[Signature Page to Amendment to Registration Rights Agreement]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first above written.

Name of Holder: MedCap Partners L.P.

Signature of Authorized Signatory of Holder:	/s/ C. Fred Toney

Name of Authorized Signatory:	C. Fred Toney

Title of Authorized Signatory:	Managing Member of the General Partner

[Signature Page To Amendment to Registration Rights Agreement]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first above written.

Name of Holder: MedCap Offshore Partners L.P.

Signature of Authorized Signatory of Holder:	/s/ C. Fred Toney

Name of Authorized Signatory:	C. Fred Toney

Title of Authorized Signatory:	Managing Member of the General Partner

[Signature Page To Amendment to Registration Rights Agreement]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first above written.

Name of Holder: FatBoy Capital, L.P.

Signature of Authorized Signatory of Holder:	/s/ David A. Jenkins

Name of Authorized Signatory:	David A. Jenkins

Title of Authorized Signatory:	Managing Member of General Partner

[Signature Page To Amendment to Registration Rights Agreement]

Exhibit 10.2

WAIVER OF REGISTRATION RIGHTS

Crdentia Corp.

This Waiver (this “Waiver”), effective as of November 30, 2007, is made by and among Crdentia Corp., a Delaware corporation (the “Company”), and the several holders signatory hereto (each, a “Holder” and collectively, the “Holders”), with reference to the following facts:

WHEREAS, the Company and the Holders are parties to that certain Registration Rights Agreement dated as of October 26, 2007 (the “Agreement”); and

WHEREAS, pursuant to Section 6(d) of the Agreement, and in order to increase the likelihood that the Securities and Exchange Commission will permit the registration of the remaining Registrable Securities under a resale registration statement pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), the parties desire to waive certain provisions of the Agreement with respect to the Shares held by them (an aggregate of 11,633,334 shares of Common Stock) and any shares that may become issuable in connection with any stock split, dividend or other distribution, recapitalization or similar event (collectively, the “Waived Registrable Securities”).

NOW, THEREFORE, the parties agree as follows:

1.             Waiver.

(a)           The Company is hereby relieved from its obligations under Sections 2 and 3 of the Agreement with respect to the Waived Registrable Securities, and shall have no obligation under the Agreement to register the Waived Registrable Securities for resale under the Securities Act; and

(b)           No damages shall be payable by the Company pursuant to Section 2(c) of the Agreement or otherwise, and the Company shall not be considered to be in breach of the Agreement, in connection with its failure to register the Waived Registrable Securities under the Securities Act.

2.             Future Registration.  If the Company receives at any time a written request from the Holders that the Company file a Registration Statement under the Securities Act covering the registration of the Waived Registrable Securities, then the Company will promptly, and in no event later than thirty (30) days of the receipt thereof, prepare and file with the Commission a Registration Statement covering the resale of such Waived Registrable Securities not already covered by an existing and effective Registration Statement or eligible for resale pursuant to Rule 144 under the Securities Act.  The Company shall use its reasonable best efforts to cause such Registration Statement to be declared effective under the Securities Act as soon as possible.  In the event that the amount of securities which may be included in the Registration Statement filed pursuant to this Section 2 is limited due to Commission Comments, any cut back of securities shall be applied pro rata in proportion to the number of shares initially sought to be included by each Holder.

3.             Effective of Waiver.  Except as provided above under Sections 1 and 2, the Agreement shall remain unchanged and continue in full force and effect in accordance with its terms.

4.             Execution and Counterparts.  This Waiver may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart.  In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

5.             Definitions.  Capitalized terms used and not otherwise defined herein shall have the respective meanings set forth in the Agreement.

6.             Governing Law.  All questions concerning the construction, validity, enforcement and interpretation of this Waiver shall be determined in accordance with the provisions of the Agreement.

7.             Successors and Assigns. This Waiver shall inure to the benefit of and be binding upon the successors and permitted assigns of each of the parties.

8.             Headings.  The headings in this Waiver are for convenience only, do not constitute a part of this Waiver, and shall not be deemed to limit or affect any of the provisions hereof.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Waiver as of the day and year first written above.

CRDENTIA CORP.

By:	/s/ John Kaiser
Name:	John Kaiser
Title:	Chief Executive Officer

[Signature Page To Waiver]

IN WITNESS WHEREOF, the parties have executed this Waiver as of the day and year first above written.

Name of Holder:  MedCap Partners L.P.

Signature of Authorized Signatory of Holder:	/s/ C. Fred Toney

Name of Authorized Signatory:	C. Fred Toney

Title of Authorized Signatory:	Managing Member of the General Partner

[Signature Page To Waiver]

IN WITNESS WHEREOF, the parties have executed this Waiver as of the day and year first above written.

Name of Holder:  MedCap Offshore Partners L.P.

Signature of Authorized Signatory of Holder:	/s/ C. Fred Toney

Name of Authorized Signatory:	C. Fred Toney

Title of Authorized Signatory:	Managing Member of the General Partner

[Signature Page To Waiver]

IN WITNESS WHEREOF, the parties have executed this Waiver as of the day and year first above written.

Name of Holder:  FatBoy Capital, L.P.

Signature of Authorized Signatory of Holder:	/s/ David A. Jenkins

Name of Authorized Signatory:	David A. Jenkins

Title of Authorized Signatory:	Managing Member of General Partner

[Signature Page To Waiver]

ANNEX B

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 15, 2008

CRDENTIA CORP.

(Exact name of registrant as specified in its charter)

Delaware	000-31152	76-0585701
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

5001 LBJ Freeway, Suite 850
Dallas, Texas 75244

(Address of Principal Executive Offices) (Zip Code)

(972) 850-0780

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01       Entry into a Material Definitive Agreement.

On January 15, 2008, Crdentia Corp. (the “Company”) obtained a $1,000,000 loan (the “Loan”) from FatBoy Capital, LP, a Delaware limited partnership (“FatBoy”) to fund working capital needs.  No equity securities, and no securities exercisable, convertible or exchangeable for equity securities, were issued in connection with the Loan.  The Loan is payable upon the earlier of (i) March 31, 2008 or (ii) the date of the closing of any refinancing of prior secured indebtedness by the Company.  The Loan bears interest at the rate of eighteen percent (18%) per annum and interest on past-due principal and past-due interest accrues at the rate of twenty-four percent (24%) per annum and is payable on demand.  The Company paid FatBoy a five percent (5%) commitment fee for the extension of the Loan.  MedCap Partners L.P. (“MedCap”) unconditionally guaranteed the Company’s obligations under the Loan.  C. Fred Toney, the Chairman of the Company’s Board of Directors, is the managing member of MedCap Management & Research LLC, the general partner of MedCap.  The Loan is evidenced by the Promissory Note filed as Exhibit 10.1 to this report on Form 8-K.

Item 2.03       Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As described in further detail above under Item 1.01, Entry into a Material Definitive Agreement, on January 15, 2008, the Company obtained the Loan from FatBoy.  The disclosures made above regarding the Loan are incorporated herein to the extent applicable.

Item 9.01       Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.	Description
10.1	Promissory Note, dated January 14, 2008, issued by Crdentia Corp. to FatBoy Capital, LP.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRDENTIA CORP.

January 18, 2008	By:	/s/ James J. TerBeest
James J. TerBeest
Chief Financial Officer

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EXHIBIT INDEX

Exhibit No.	Description
10.1	Promissory Note, dated January 14, 2008, issued by Crdentia Corp. to FatBoy Capital, LP.

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Exhibit 10.1

PROMISSORY NOTE

$1,000,000.00	January 14, 2008

                FOR VALUE RECEIVED, the undersigned, Crdentia Corp., a Delaware corporation, (herein called “Maker”), hereby promises to pay to the order of FatBoy Capital, LP, a Delaware  limited partnership , (herein together with all subsequent holders hereof called “Holder”), in lawful money of the United States of America, the principal sum of One Million and No/100 Dollars ($1,000,000.00), together with interest on the principal balance at the rate hereinafter provided.

                The interest rate will be eighteen percent (18%) per annum.  Interest on past-due principal and, to the extent permitted by law, on past-due interest, shall accrue at the rate of twenty-four percent (24%) per annum, and shall be payable from time to time on demand.

                The Note shall mature and be finally due and payable on the earlier of: (i) March 31, 2008; or (ii) the date of the closing of any refinancing of prior secured indebtedness by Maker; at which time all outstanding and unpaid principal and accrued and unpaid interest shall be finally due and payable.

                Any document now or hereafter securing, guaranteeing or executed in connection with the indebtedness evidenced by this Note, is, as the same may be amended from time to time, herein referred to collectively as the “Loan Documents” and individually as a “Loan Document”.  Holder acknowledges receipt of a five percent (5%) commitment fee for this extension of credit.

                This Note shall be governed by and construed in accordance with Delaware law and applicable federal law.  The parties hereto intend to conform strictly to the applicable usury laws.  In no event, whether by reason of acceleration of the maturity hereof or otherwise, shall the amount paid or agreed to be paid to Holder for the use, forbearance or detention of money hereunder or otherwise exceed the maximum amount permissible under applicable law.  If fulfillment of any provision hereof or of any mortgage, loan agreement or other document now or hereafter evidencing, securing or pertaining to the indebtedness evidenced hereby, at the time performance of such provision shall be due, would involve transcending the limit of validity prescribed by law, then the obligation to be fulfilled shall be reduced automatically to the limit of such validity.  If Holder shall ever receive anything of value deemed interest under applicable law which would exceed interest at the highest lawful rate, an amount equal to any amount which would have been excessive interest shall be applied to the reduction of the principal amount owing hereunder in the inverse order of its maturity and not to the payment of interest, or if such amount which would have been excessive interest exceeds the unpaid balance of principal hereof, such excess shall be refunded to Maker.  All sums paid or agreed to be paid to Holder for the use, forbearance or detention of the indebtedness of Maker to Holder shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term (including any renewal and/or extension) of such indebtedness so that the amount of interest on account of such indebtedness does not exceed the maximum amount permitted by applicable law.  The provisions of this paragraph shall control all existing and future agreements between Maker and Holder.

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Maker may prepay this Note in full at any time or in part from time to time, without premium or penalty.

If default is made (i) in the payment of any sum due hereunder, promptly when the same shall be due and payable hereunder, or (ii) if there is any default under any Loan Document, then Holder shall have the right and option, without notice or demand, to declare the unpaid balance of principal and accrued interest on this Note at once due and payable.  If this Note is not paid at its maturity, regardless of how such maturity may be brought about, Holder may foreclose the liens and security interests securing payment hereof or exercise any of its other rights hereunder or under any Loan Document or at law or in equity.  Failure to exercise any of such rights upon default shall not constitute a waiver of the right to exercise any of them at any time.  Maker hereby agrees that all rights, remedies and recourses afforded to Holder by reason of this Note or otherwise are separate and cumulative and may be pursued separately, successively or concurrently, as occasion therefor shall arise, and are nonexclusive and shall in no way limit or prejudice any other legal or equitable right, remedy or recourse which Holder may have. If after default this Note is placed in the hands of an attorney for collection, or if collected through judicial proceedings, Maker shall pay, in addition to the sums referred to above, reasonable attorneys’ fees and all other reasonable costs incurred by Holder in collection of the unpaid amounts due hereunder.

If more than one person or entity executes this Note as Maker, all of said parties shall be jointly and severally liable for the repayment of the indebtedness evidenced hereby.  Maker and all sureties, endorsers, guarantors and any other party now or hereafter liable for the payment of this Note in whole or in part, hereby severally (i) waive demand, presentment for payment, notice of nonpayment, protest, notice of protest, notice of intent to accelerate, notice of acceleration and all other notice, filing of suit and diligence in collecting this Note or enforcing any of the security herefor, (ii) agree to any substitution, subordination, exchange or release of any such security or the release of any party primarily or secondarily liable hereon, (iii) agree that Holder shall not be required first to institute suit or exhaust its remedies hereon against Maker or others liable or to become liable hereon or to enforce its rights against them or any security herefor, and (iv) consent to any extension or postponement of time of payment of this Note and to any other indulgence with respect hereto without notice thereof to any of them.

This Note shall be governed by and construed in accordance with the laws of the State of Delaware, and is intended to be performed in accordance with, and only to the extent permitted by, such laws.  If any provision of this Note  or the application thereof to any extent, be invalid or unenforceable, neither the remainder of this Note nor the application of such provision to any other person or circumstances shall be affected thereby, but rather the same shall be enforced to the greatest extent permitted by law.

THIS NOTE AND THE LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

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IN WITNESS WHEREOF, Maker has duly executed this Note as of the date first above written.

CRDENTIA CORP., a Delaware corporation

By:	/s/ James J. TerBeest
Name:	James J. TerBeest
Title:	CFO

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